Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition

and Results of Operations of Prairie Operating Co.

Unless otherwise specified, capitalized terms used herein but not defined herein have the meanings given to such terms in the Company’s registration statement on Form S-1, as amended (File No. 333-272743), initially filed with the U.S. Securities and Exchange Commission on June 16, 2023 (the “Registration Statement”). The following discussion and analysis should be read in conjunction with the Company’s unaudited condensed consolidated financial statements as of March 31, 2023 and the three months ended March 31, 2022 and March 31, 2021 and audited consolidated financial statements as of and for the years ended December 31, 2022 and December 31, 2021, including the related notes thereto, as well as the unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2023 and for the year ended December 31, 2022. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause the Company’s actual results to differ materially from management’s expectations due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Registration Statement. Factors which could cause such differences are discussed in the Registration Statement. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co.” to “the Company” refer to the business and operations of Creek Road Miners, Inc. and its consolidated subsidiaries prior to the Merger and to Prairie Operating Co. and its consolidated subsidiaries following the consummation of the Merger.

Company Overview

On May 3, 2023, we changed our name from Creek Road Miners, Inc. to Prairie Operating Co. in connection with the Merger. The Company was incorporated in Delaware on May 2, 2001. Prior to cryptocurrency mining operations that began in October 2021, the Company produced live and virtual pop culture conventions and events and sold a gelatin machine and related consumables that were discontinued in 2021. In addition, the Company operated an eCommerce site selling pop culture memorabilia that was discontinued on June 30, 2022.

On May 3, 2023, the Company completed its previously announced Merger with Prairie LLC pursuant to the terms of the Merger Agreement pursuant to which, among other things, Merger Sub merged with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly-owned subsidiary of the Company. Upon consummation of the Merger, the Company changed its name from “Creek Road Miners, Inc.” to “Prairie Operating Co.” The Company continues to trade under the current name and ticker symbol “CRKR” and expects to commence trading on the OTCQB under the new name and ticker symbol “PROP” once FINRA processes the Company’s pending Rule 10b-17 action request pursuant to FINRA Rule 6490.

Prior to the consummation of the Merger, the Company effectuated the Restructuring Transactions in the following order and issued an aggregate of 96,436,808 shares of Common Stock (excluding shares reserved for issuance and unissued subject to certain beneficial ownership limitations) and 4,423 shares of Series D Preferred Stock: (i) the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, plus accrued dividends, were converted into shares of Common Stock; (ii) the Original Debentures, plus accrued but unpaid interest and a 30% premium, were exchanged, in the aggregate, for (a) AR Debentures in substantially the same form as their respective Original Debentures, (b) shares of Common Stock and (c) shares of Series D Preferred Stock, and such Series D Preferred Stock shall automatically convert into shares of Common Stock at a price of $0.175 per share immediately after the Uplisting; (iii) accrued fees payable to the Board in the amount of $110,250 were converted into shares of Common Stock; (iv) accrued consulting fees of the Company in the amount of $318,750 payable to Bristol Capital were converted into shares of Common Stock; and (v) all amounts payable pursuant to certain convertible promissory notes were converted into shares of Common Stock.

Prior to the Closing, the Company’s then existing warrants to purchase shares of Common Stock and Series B Preferred Stock and options to purchase shares of Common Stock were cancelled and retired and ceased to exist without the payment of any consideration to the holders thereof (other than warrants to purchase approximately 1.54 million shares of Common Stock).

At the Effective Time, all membership interests in Prairie LLC were converted into the right to receive each member’s pro rata share of 65,647,676 shares of Common Stock.

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In addition, the Company consummated the previously announced purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases located in Weld County, Colorado, together with certain other associated assets, data and records, consisting of approximately 3,157 net mineral acres in, on and under approximately 4,494 gross acres from Exok for $3,000,000 pursuant to the Exok Agreement.

To fund the Exok Transaction, the Company received an aggregate of approximately $17.38 million in proceeds from the PIPE Investors, and the PIPE Investors were issued PIPE Preferred Stock, with a stated value of $1,000 per share and convertible into shares of Common Stock at a price of $0.175 per share, and 100% warrant coverage for each of the Series A Warrants and Series B Warrants in the PIPE pursuant to the Securities Purchase Agreement entered into with each PIPE Investor.

Cryptocurrency Mining

We generate substantially all our revenue through cryptocurrency we earn through our mining activities. We have historically mined and held Bitcoin exclusively, which we may sell to fund our operating and capital expenditures. Our mining operations commenced on October 24, 2021. We use special cryptocurrency mining computers (known as “miners”) to solve complex cryptographic algorithms to support the Bitcoin blockchain and, in return, receive Bitcoin as our reward. Miners measure their processing power, which is known as “hashing” power, in terms of the number of hashing algorithms solved per second, which is the miner’s “hash rate.” Cryptocurrency mined by the Company has historically been held short-term and sold to fund operations. As described further in the table provided under the subheading “Mining Results” below, the Company earned approximately 19 Bitcoin, net of fees, from its mining operations during the fourth quarter of 2021 and first half of 2022. Substantially all such Bitcoin was sold during the second quarter of 2022 in order to fund operations. Historically, the Company’s liquidity and value of its Bitcoin held was subject to the risks associated with the volatility in Bitcoin pricing. Since June 30, 2022, the Company has neither received meaningful cryptocurrency awards nor generated meaningful revenue from cryptocurrency mining, and we currently do not expect to receive rewards in the form of cryptocurrency in the future. Atlas deducts a hosting service fee from the monthly total mined currency produced by our miners and remits the net mined currency to us in cash.

Mining Equipment

All of our miners were manufactured by Bitmain, and incorporate application-specific integrated circuit chips specialized to solve blocks on the Bitcoin blockchains using the 256-bit secure hashing algorithm in return for Bitcoin cryptocurrency rewards. As of March 31, 2023, we had 510 Bitmain S19J Pro miners with 51.0 Ph/s of hashing capacity and 270 Bitmain S19 miners with 24.3 Ph/s of hashing capacity.

On December 17, 2021 the Company entered into a Non-Fixed Price Sales and Purchase Agreement (the “Bitmain Agreement”) with Bitmain Technologies Limited (“Bitmain”) for 600 Bitmain S19XP miners with a reference price of approximately $11,250 per miner. The miners have a total of 84 Ph/s of hashing capacity and an initial estimated purchase commitment of $6,762,000 (the “total reference price”), subject to price adjustments and related offsets, including potential adjustments related to the market price of miners. The final adjusted price under the contract was $4,016,600 as of March 31, 2023, and the Company has made payments of $4,016,600 (classified as deposits on mining equipment) to Bitmain pursuant to the Bitmain Agreement as of such date.

As of March 31, 2023, none of the 600 miners purchased from Bitmain have been delivered to the Company, and will remain undelivered until all fees are paid to ship the miners from the Bitmain facility to the Company. On May 31, 2023, the Company paid a shipping fee of $54,000 and the miners were delivered to the Company on June 17, 2023. All of the miners are newly manufactured. Upon delivery of the last batch of products to the Company on June 17, 2023, the Bitmain Agreement terminated pursuant to its terms.

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Mining Results

The Company measures its operations by the number and U.S. Dollar (US$) value of the cryptocurrency rewards it earns from its cryptocurrency mining activities. The following table presents additional information regarding our cryptocurrency mining operations:

	Quantity of Bitcoin	US$ Amounts
Balance September 30, 2021	—	$—
Revenue recognized from cryptocurrency mined	6.7	369,804
Mining pool operating fees	(0.1)	(7,398)
Impairment of cryptocurrencies	—	(59,752)
Balance December 31, 2021	6.6	$302,654
Revenue recognized from cryptocurrency mined	8.3	343,055
Mining pool operating fees	(0.2)	(6,868)
Impairment of cryptocurrencies	—	(106,105)
Balance March 31, 2022	14.7	$532,736
Revenue recognized from cryptocurrency mined	4.6	166,592
Mining pool operating fees	(0.1)	(3,428)
Proceeds from the sale of cryptocurrency	(18.9)	(564,205)
Realized loss on the sale of cryptocurrency	—	(131,075)
Impairment of cryptocurrencies	—	(34)
Balance June 30, 2022 (1)	0.3	$586
Revenue recognized from cryptocurrency mined	0.3	7,955
Mining pool operating fees	—	(156)
Impairment of cryptocurrencies	—	(1,035)
Balance September 30, 2022 (1)	0.6	$7,350
Revenue recognized from cryptocurrency mined	—	—
Mining pool operating fees	—	—
Proceeds from the sale of cryptocurrency	(0.6)	(11,203)
Realized gain on the sale of cryptocurrency	—	3,853
Balance December 31, 2022	—	$—
Revenue recognized from cryptocurrency mined	—	—
Mining pool operating fees	—	—
Proceeds from the sale of cryptocurrency	—	—
Realized gain on the sale of cryptocurrency	—	—
Balance March 31, 2023 (1)	—	$—

(1)	Since June 30, 2022 the Company has neither received meaningful cryptocurrency awards nor generated meaningful revenue from cryptocurrency mining.

Factors Affecting Profitability

Our business is heavily dependent on the market price of Bitcoin. The prices of cryptocurrencies, specifically Bitcoin, have experienced substantial volatility. Further affecting the industry, and particularly for the Bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin the reward was initially set at 50 Bitcoin currency rewards per block. The Bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; and (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 Bitcoin per block. The next halving for the Bitcoin blockchain is anticipated to occur in March 2024 at block 840,000, when the reward will be reduced to 3.125 Bitcoin per block. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million and the theoretical supply of new Bitcoin is exhausted. Many factors influence the price of Bitcoin, and potential increases or decreases in prices in advance of, or following, a future halving is unknown.

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In addition to the market price of Bitcoin, the price of electricity can impact the profitability of Bitcoin mining operations. We use special cryptocurrency mining computers to solve complex cryptographic algorithms to support the Bitcoin blockchain and, in return, receive Bitcoin as our reward. Miners measure their processing power, which is known as “hashing” power, in terms of the number of hashing algorithms solved per second, which is the miner’s “hash rate.” A miner with a higher hash rate consumes more electricity to run than a miner with a lower hash rate. In order to normalize the cost of electricity, we entered into a Master Services Agreement with Atlas, pursuant to which we pay Atlas a flat fee of $20.00 per miner to cover set-up costs and thereafter pay a monthly fee to Atlas for the quantity of electricity consumed by the miners at a rate of $0.08 per kilowatt-hour (“kWh”). As the miners are constantly running, our electricity costs are determined by multiplying the price per kWh by the number of hours in the month by the metered rated power consumption of our miners hosted by Atlas. As such, the more miners we have hosted by Atlas, the higher our electricity costs are, and in turn, more Bitcoin is generated.

We have historically mined and held Bitcoin exclusively, which we may sell to fund our operating and capital expenditures. Since June 30, 2022 the Company has neither received meaningful cryptocurrency awards nor generated meaningful revenue from cryptocurrency mining.

Our business is heavily dependent on the market price of Bitcoin, which has experienced substantial volatility and has recently dropped to its lowest price since December 2020. As of March 31, 2023 the market price of Bitcoin was $28,478, which reflects a decrease of approximately 31% since the beginning of 2022, and a decrease of approximately 58% from its all-time high of approximately $67,000. The price movements result in decreased cryptocurrency mining revenue which has had a material adverse effect on our business and financial results.

Competition

Our business environment is constantly evolving, and cryptocurrency miners can range from individuals to large-scale commercial mining operations. We compete with other companies that focus all or a portion of their activities on mining activities at scale, including several public and private companies. We face significant competition in every aspect of our business, including, but not limited to, the acquisition of mining equipment, the ability to raise capital, and the ability to obtain the lowest cost energy to power our mining operations.

Government Regulation

Cryptocurrency is increasingly becoming subject to governmental regulation, both in the U.S. and internationally. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Numerous regulatory bodies have shown an interest in regulating blockchain or cryptocurrency activities. For example, on March 9, 2022 President Biden signed an executive order on cryptocurrencies. While the executive order does not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws and regulation which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the section entitled “Risk Factors” in the Registration Statement.

Russia – Ukraine Conflict

The Russia – Ukraine conflict is a global concern. The Company does not have any direct exposure to Russia or Ukraine through its operations, employee base, investments or sanctions. The Company does not receive goods or services sourced from those countries, does not anticipate any disruption in its supply chain and has no business relationships, connections to or assets in Russia, Belarus or Ukraine. No impairments to assets have been made due to the conflict. We are unable at this time to know the full ramifications of the Russia – Ukraine conflict and its effects on our business.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results may differ under different estimates and assumptions. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Principles of Consolidation

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Reclassification

Certain prior period amounts have been reclassified to conform to current period presentation.

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Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with an original maturity of three months or less. In all periods presented, cash equivalents consist primarily of money market funds.

Fair value of financial instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, fair value is defined as the price at which an asset could be exchanged or a liability transferred in a transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied. A fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.

Level 3 – Unobservable inputs based on the Company’s assumptions.

The Company is required to use observable market data if such data is available without undue cost and effort. The Company has no fair value items required to be disclosed as of December 31, 2022 or 2021 under these requirements. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable and accounts payable, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties typically cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. However, in the case of the secured convertible debentures due to related parties, the Company obtained a fairness opinion from an independent third party which supports that the transaction was carried out at an arm’s length basis.

Cryptocurrency

Cryptocurrency (Bitcoin) is included in current assets in the accompanying consolidated balance sheets. The classification of cryptocurrencies as a current asset has been made after the Company’s consideration of the significant consistent daily trading volume on readily available cryptocurrency exchanges and the absence of limitations or restrictions on Company’s ability to sell Bitcoin. Cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below. Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. Cryptocurrencies awarded to the Company through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows.

Impairment of Long-Lived Assets

Long-lived assets are comprised of intangible assets and property and equipment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists, pursuant to the provisions of FASB ASC 360-10 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows and fundamental analysis. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

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Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3 to 9 years. Leasehold improvements are amortized over the shorter of the useful lives of the related assets, or the lease term. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the consolidated statements of operations.

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value.

Revenue Recognition

We account for revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606), (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five steps in order to determine the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

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Fair value of the cryptocurrency award received is determined using the market rate of the related cryptocurrency at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.

Cryptocurrency Mining Costs

The Company’s cryptocurrency mining costs consist primarily of direct costs of earning Bitcoin related to mining operations, including natural gas costs, turbine rental costs, and mobile data center rental costs, but exclude depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

Reverse Stock Split

We implemented a 1-for-20 reverse stock split of our outstanding shares of Common Stock that was effective on January 23, 2020. Unless otherwise noted, all share and related option, warrant, and convertible security information presented has been retroactively adjusted to reflect the reduced number of shares, and the increase in the share price which resulted from this action.

Stock-Based Compensation

We periodically issue stock options, warrants and restricted stock to employees and non-employees for services, in capital raising transactions, and for financing costs. We account for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the FASB ASC, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. We estimate the fair value of stock option and warrant awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations. We estimate the fair value of restricted stock awards to employees and directors using the market price of our common stock on the date of grant, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations.

Income taxes

We account for income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Discontinued Operations

Prior to cryptocurrency mining operations that began in October 2021, the Company produced live and virtual pop culture conventions and events, and sold a gelatin machine and related consumables that were discontinued in 2021 In addition, the Company operated an eCommerce site selling pop culture memorabilia that was discontinued on June 30, 2022.

The related assets and liabilities associated with the discontinued operations in our consolidated balance sheets for the three months ended March 31, 2023, and year ended December 31, 2022, are classified as discontinued operations. Additionally, the financial results associated with discontinued operations in our consolidated statement of operations for the three months ended March 31, 2023 and 2022, are classified as discontinued operations.

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Results of Operations

Comparison of the Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
	2023	2022	$ Change	% Change

Revenue:
Cryptocurrency mining	$—	$343,055	$(343,055)	(100)%

Operating costs and expenses:
Cryptocurrency mining costs (exclusive of depreciation and amortization shown below)	6,305	386,342	(380,037)	(98)%
Depreciation and amortization	64,576	164,520	(99,944)	(61)%
Stock based compensation	170,120	1,923,105	(1,752,985)	(91)%
General and administrative	576,289	932,861	(356,572)	(38)%
Impairment of mined cryptocurrency	—	106,105	(106,105)	(100)%
Total operating expenses	817,290	3,512,933	(2,695,643)	(77)%

Loss from operations	(817,290)	(3,169,878)	2,352,588	74%

Other income (expense):
PPP loan forgiveness	—	197,662	(197,662)	(100)%
Interest expense	(154,076)	(148,064)	(6,012)	(4)%
Other income	—	—	—	—%
Total other income (expense)	(154,076)	49,598	(203,674)	(411)%
Net loss from continuing operations	(971,366)	(3,120,280)	2,148,914	69%

Discontinued operations:
Income (loss) from discontinued operations	—	31,185	(31,185)	(100)%
Gain from sale of discontinued operations	—	—	—	—%
Net income from discontinued operations	—	31,185	(31,185)	(100)%
Net loss	$(971,366)	$(3,089,095)	$2,117,729	69%

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Revenue

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Revenue:
Cryptocurrency mining	$—	$343,055	$(343,055)	(100)%

Total revenue decreased $385,114, or 100%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. Since June 30, 2022 the Company has neither received meaningful cryptocurrency awards nor generated meaningful revenue from cryptocurrency mining.

Operating Costs and Expenses

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Operating Costs and Expenses:
Cryptocurrency mining costs (exclusive of depreciation and amortization shown below)	$6,305	$386,342	$(380,037)	(98)%
Depreciation and amortization	64,576	164,520	(99,944)	(61)%
Stock based compensation	170,120	1,923,105	(1,752,985)	(91)%
General and administrative	576,289	932,861	(356,572)	(38)%
Impairment of mined cryptocurrency	—	106,105	(106,105)	(100)%
Total operating expenses	$817,290	$3,512,933	$(2,695,643)	(77)%

Our operating costs and expenses decreased $2,695,643, or 77%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to lower stock based compensation of $1,752,985, lower cryptocurrency mining costs of $380,037, and lower general and administrative costs of $356,572.

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Net Income (Loss)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Net Income (Loss):
Net loss from continuing operations	$(971,366)	$(3,120,280)	$2,148,914	69%
Net income from discontinued operations	—	31,185	(31,185)	(100)%
Total net loss	$(971,366)	$(3,089,095)	$2,117,729	69%

Net loss from continuing operations decreased $2,148,914 or 69%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, primarily due to decreased operating costs and expenses as described above.

Going Concern Analysis

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. The Company had net losses from continuing operations of $971,366, and $3,095,699, for the three months ended March 31, 2023 and 2022, respectively. We cannot predict if we will be profitable. We may continue to incur losses for an indeterminate period of time and may be unable to achieve profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to achieve or sustain profitability on a quarterly or annual basis. On March 31, 2023, we had cash and cash equivalents of $27,020, a working capital deficit of approximately $14 million, and an accumulated deficit of approximately $62 million. Upon closing of the Merger and related transactions on May 3, 2023, we received proceeds from the issuance of PIPE Preferred Stock of $17.38 million. A majority of these proceeds remain within the Company after the Merger and related transactions for use in our business.

The assessment of the liquidity and going concern requires the Company to make estimates of future activity and judgments about whether the Company can meet its obligations and has adequate liquidity to operate. Significant assumptions used in the Company’s forecasted model of liquidity in the next 12 months include its current cash position, inclusive of the impacts from the Merger and related transactions, and its ability to manage spending. Based on an assessment of these factors, management believes that the Company will have adequate liquidity for its operations for at least the next 12 months. Therefore, management’s conclusion is that substantial doubt is not raised as to the Company’s ability to continue as a going concern.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the matters discussed herein.

Liquidity and Capital Resources

	Three Months Ended March 31,
	2023	2022
Consolidated Statements of Cash Flow Data:
Net cash used in operating activities	$(171,738)	$(1,145,134)
Net cash used in investing activities	(47,600)	(1,404,122)
Net cash provided by financing activities	—	885,967
Net decrease in cash and cash equivalents	(219,338)	(1,663,289)
Cash and cash equivalents, beginning of period	246,358	2,785,188
Cash and cash equivalents, end of period	$27,020	$1,121,899

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Liquidity

As of March 31, 2023, we had cash and cash equivalents of $27,020, compared to $246,358 as of December 31, 2022, a decrease of $219,338. This decrease was primarily due to cash of $171,738 used in operating activities and cash of $47,600 used in investing activities.

Operating Activities

Net cash used in operating activities was $171,738 for the three months ended March 31, 2023 and resulted primarily from a net loss of $971,366, partially offset by an increase in accounts payable and accrued expenses of $556,501 and stock based compensation of $170,120.

Net cash used in operating activities was $1,145,134 for the three months ended March 31, 2022 and resulted primarily from a net loss of $3,089,095, partially offset by stock based compensation of $1,923,105.

Investing Activities

Net cash used in investing activities was $47,600 for the three months ended March 31, 2023 and resulted from deposits made on mining equipment.

Net cash used in investing activities was $1,404,122 for the three months ended March 31, 2022 and resulted primarily from an increase in property and equipment, specifically mining equipment, of $2,111,932, partially offset by a decrease in net deposits of mining equipment of $707,810.

Financing Activities

Net cash provided by financing activities was zero for the three months ended March 31, 2023.

Net cash provided by financing activities was $885,967 for the three months ended March 31, 2022 and resulted primarily from proceeds from the exercise of warrants for $900,000.

Working Capital Deficit

The following table summarizes total current assets, liabilities, and working capital for the periods ended March 31, 2023 and December 31, 2022:

	As of
	March 31, 2023	December 31, 2022	Increase/(Decrease)
Current assets	$53,819	$5,050,740	$(4,996,921)
Current liabilities	$13,705,333	$13,168,256	$537,077
Working capital deficit	$(13,651,514)	$(8,117,516)	$(5,533,988)

As of March 31, 2023, we had a working capital deficit of $13,651,514, compared to a working capital deficit of $8,117,516 as of December 31, 2022, a decrease of $5,533,988. The decrease was primarily due to a reclassification of deposits on mining equipment from current assets as of March 31, 2023, a decrease in cash and an increase in accounts payable and accrued expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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